Exhibit 10.2

EMPLOYMENT AGREEMENT

           This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 3, 2011, by and between Telular Corporation., a Delaware corporation (“Telular”), and Dr. Homaira Akbari (“Executive”);

WITNESSETH:

WHEREAS, Telular has entered into an Agreement and Plan of Merger dated December ___, 2011 by and among Telular, Bluebird Acquisition Corp., a Delaware corporation  and a wholly-owned subsidiary of the Company (“MergerSub”), SkyBitz, Inc., a Delaware corporation (the “Company”) and the Stockholder Representative referenced therein (the “Merger Agreement”);

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, Telular will acquire all of the outstanding stock of the Company in exchange for cash and stock through a reverse merger whereby MergerSub will merge with and into the Company (the “Merger”);

WHEREAS, subject to the consummation of the Merger, Telular (as the sole owner of the Company following consummation of the Merger) wishes to cause the Company to employ Executive as its President subject to certain terms and conditions; and

WHEREAS, the Executive wishes to accept such position, subject to certain terms and conditions;

NOW, THEREFORE, Telular and Executive agree as follows:

1.
Engagement.  Subject to and commencing upon the closing of the Merger, Telular (as the sole owner of the Company following consummation of the Merger) hereby agrees to cause the Company to employ the Executive as its President, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.  Upon the closing of the Merger, the Company will additionally execute this Agreement.  The Executive’s principal place of business shall be at the Company’s headquarters in Sterling, VA. Notwithstanding anything contained herein to the contrary, in the event the Merger Agreement is terminated for any reason, this Agreement shall immediately terminate and be null and void, without liability to Executive or Telular.

2.
Term of Employment.  The Executive’s employment by the Company as President shall be subject to and commence on the closing date of the Merger (the “Effective Date”).  Employment shall be on an “at-will” basis and, unless sooner terminated in accordance with the terms hereof, shall continue in effect until 12 months following the Effective Date.  The period of employment of the Executive by the Company is referred to herein as the “Term.”

3.
Duties.  During the Term, the Executive shall serve as the Company's President and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other senior executive level responsibilities and duties as may be assigned to her from time to time by the Chief Executive Officer of the Company (“CEO”) and the Board of Directors of the Company (the “Board”).  The Executive shall use her best efforts and shall act in good faith in performing all duties reasonably required to be performed by her under this Agreement.

4.
Availability.  Subject to the provisions of this section four, Executive shall devote her entire working time, attention and energies to the Company’s business and, during the Term, shall not be actively engaged in any other competitive business activity (other than oversight of passive investments) without the express written approval of the CEO.  It is understood that Executive has outside charitable and non-competitive business activities which she may engage in as long as such activities do not average more than 20 hours per month and do not interfere with her performance of her duties and responsibilities under this Agreement or her fiduciary duties under applicable law.

5.
Expenses.  The Company shall reimburse the Executive, promptly upon presentation of itemized vouchers, for all ordinary and necessary business expenses incurred by the Executive in the performance of her duties hereunder.

6.	Compensation. As compensation for the services to be rendered hereunder, the Company agrees as follows:

The Company shall pay to the Executive an annual base salary (the “Base Salary”) which shall be at the annual rate of $395,040 beginning on the Effective Date. The Base Salary shall be paid in accordance with the Company’s normal payroll practice.

The Executive shall be entitled to a cash incentive payment targeted at $148,140.  This incentive payment shall be based upon achievement of the Company's EBITDA goal for the period of January 1, 2012 through September 30, 2012.  A minimum threshold of 90% must be met in order to earn a prorated portion of the incentive payout.  Achievement from 90%-115% of the EBITDA goal will earn a prorated payout equal to the % of the EBITDA goal achieved. There will be an accelerator in effect should performance reach above 115%. Every % point over the accelerator threshold of 115% will be multiplied by 2, then added to the accelerator threshold and applied to the incentive payout, subject to an upper limit of 200%.  The CEO shall deliver notice of the incentive payment amount along with a written evaluation of the Executive’s performance no later than December 25, 2012 and the payment shall be made by the first payroll run of the following calendar year.

The Executive shall be entitled to participate in the Telular Corporation Performance Based Restricted Stock Program with a target RSU value of $90,000 earned upon 100% achievement of the Company's EBITDA goal for the period of January 1, 2012 through September 30, 2012. A minimum threshold of 90% must be met in order to earn a prorated portion of the RSU award. Achievement from 90% up to 100% of the EBITDA goal will earn a prorated payout equal to the % of the EBITDA goal achieved.  Any RSUs earned will be fully-vested upon completion of your 12-month contract term, or earlier upon termination of the Term by the Company without Cause or by Executive for Good Reason. In addition, all RSUs shall vest upon a change in control of Telular or Company, provided that the transaction constitutes a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

The Company shall permit the Executive to participate in such pension, 401(k), and other employee benefit plans as are made available to senior level executives of the Company generally.  The Executive shall be entitled to 20 days of paid time off per year plus designated and floating holidays.

7.
Inventions, Designs and Product Developments.  All right, title and interest in and to the inventions, innovations, designs, artwork, logos, trade dress, ideas, processes, improvements, trade secrets and patentable and copyrightable material that Executive develops or conceives of, solely or jointly with others, whether or not patentable or copyrightable, at any time during the employment of the Executive by the Company and which relate to actual or demonstrably anticipated business activities of the Company (collectively, the “Developments”) shall be owned by the Company.  Nothing to the contrary contained herein, Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such Developments.  Executive shall disclose fully, as soon as practicable and in writing, all Developments to the Company.  If reasonably requested to do so by the Company, Executive agrees to provide the Company with any document or perform any act necessary to enable the Company to: (i) complete and obtain patent, trademark or copyright applications or registrations; (ii) complete and obtain extension, validation, reissue, continuance or renewal applications or registrations and (iii) evaluate or oppose any trademark or design applications, registrations or uses by third parties under United States or foreign law with respect to any Developments. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 7.  Notwithstanding anything to the contrary contained in this Section 7, inventions, innovations, etc., that meet the following conditions shall not be considered Developments: (a) it was developed entirely on Executive’s own time, (b) no equipment, supplies or facilities of the Company were used in its development, and (c) it either does not relate to the business (actual or demonstrable anticipated research and development) of the Company or does not result from work performed by Executive for the Company.

8.
Trade Secrets.  The Executive shall not, during the Term or thereafter, disclose to anyone (except to the extent reasonably necessary for the Executive to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of the Company (or of any affiliate or subsidiary of the Company), including but not limited to lists of customers, business plans, joint ventures, financial or cost information, and confidential scientific and technological information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or understanding) which the Executive shall have acquired in the course of, or incident to, the performance of his duties pursuant to the terms of this Agreement or pursuant to any prior dealings with the Company or any affiliate or subsidiary of the Company.  In the event of a breach or threatened breach by the Executive of the provisions of this Section 8, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such information or from rendering any services to any person, firm, corporation, association or entity to whom executive has disclosed Trade Secrets in violation of this Agreement.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.  Nothing herein shall be construed as prohibiting the Executive from disclosing to anyone any information which is, or which becomes, available to the public (other than by reason of a violation of this Section 8) or which is a matter of general business knowledge or experience.

9.
Termination For Cause.  The Company may terminate the employment of the Executive under this Agreement in the event that the CEO and the Board determine that the Executive (a) has materially and substantially breached her obligations under this Agreement, provided that the employment of Executive shall not be terminated under this clause (a) unless the Executive is given notice in writing that the conduct in question constitutes grounds for termination under this Section 9 and only if the Executive is allowed at least thirty (30) days from Executive’s receipt of written notice to remedy the breach and Executive has not remedied the breach within such thirty (30) day period, (b) has been convicted of a felony constituting a crime of moral turpitude (whether or not in conjunction with the performance by the Executive of her duties under this Agreement), or (c) has through willful misconduct or gross negligence engaged in an act or course of conduct that causes material injury to the Company (or any affiliate or subsidiary of the Company) and only if Executive is allowed at least thirty (30) days from Executive’s receipt of written notice to cure and Executive has not cured during such thirty (30) day period ((a) through (c) collectively, “Cause”).  If the employment of the Executive under this Agreement is terminated under this Section 9, the CEO or the Board shall give written notice to the Executive specifying the cause of such action.  Upon a termination of employment under this Section 9, the Company shall be relieved of all further obligations under this Agreement, other than the payment of any accrued and unpaid Base Salary through the date of termination and any expenses for which the Executive is entitled to be reimbursed pursuant to Section 5.  Notwithstanding such termination of employment, the Executive shall continue to be bound by the provisions of Sections 7, 8 and 12.

10.	Termination Without Cause or For Good Reason.

If the employment of the Executive is terminated (i) by the Company other than for Cause as provided in Section 9, or (ii) by resignation of the Executive because the responsibilities and duties of the Executive are, other than for Cause as provided in Section 9, materially diminished or materially changed by the Company or Executive’s demotion in title, or (iii) by resignation of the Executive because of a material breach of this Agreement by the Company (including but not limited to a reduction or non-payment of her compensation), or (iv) the relocation of Executive by the Company to a work location more than fifty (50) miles from the Company’s current Virginia location ((ii) through (iv) collectively, “Good Reason”); provided that, with respect to (ii) and (iii), the Executive provides a notice of termination to the Company within ninety (90) days of the initial existence of such event and the event is not cured by the Company within thirty (30) days after receiving notice thereof from the Executive), the Executive shall be entitled to receive, subject to adjustments in timing per Section 13, no later than sixty (60) days following such termination, a Severance Payment (as defined herein), as well as continuation of full health benefits at least equal to Executive’s pre-separation benefits for a period of time equal to the remainder of the 12 month term of this Agreement as of the date of termination, subject to a minimum of six (6) months.

For purposes hereof, “Severance Payment” shall mean:  upon termination date, a lump sum amount equal to the amount of the Executive’s annual Base Salary remaining to be paid on the Executive’s employment agreement at the time of such termination subject to a minimum of six (6) months of annual base salary.

The right of the Executive to the benefits specified in this Section 10 is conditioned upon the execution and delivery by the Executive of a Release, in the form attached hereto as Exhibit A.

Termination of employment under this Section 10 shall not terminate the Executive’s obligations under Sections 7, 8 and 12.

11.
Death or Disability of the Executive.  In the event that the Executive, during the period while employed under this Agreement, shall die or, as a result of the Executive’s incapacity due to injury or physical or mental illness, the Executive shall have been unable to perform the Executive’s duties with the Company for a period of three consecutive months, or for four months out of any six consecutive months, the Company may terminate this Agreement and be relieved of all further obligations hereunder, other than the payment of any accrued and unpaid Base Salary through the date of termination and any expenses for which the Executive is entitled to be reimbursed pursuant to Section 5.  Termination of employment under this Section 11 by reason of disability shall not terminate the Executive’s obligations under Section 7, 8 and 12.

12.
Non-Competition.  The Executive hereby agrees that, during the Term and for a period equal to twelve (12) months following the termination of her employment under this Agreement (the “Initial Non-Compete Period”), she will not, directly or indirectly (a) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business competing with the Business of the Company (as defined below), (b) interfere with, solicit on behalf of another or attempt to entice away from the Company or its affiliate (i) any project, financing or customer that the Company or its affiliate has under contract (including unfulfilled purchase orders), or any letter of supply or other supplier contract or arrangement entered into by the Company or its affiliate, and all extensions, renewals and resolicitations of such contracts or arrangements, (ii) any contract, agreement or arrangement that the Company or affiliate is actively negotiating with any other party, prior to expiration of the Term, or (iii) any prospective business opportunity that the Company or affiliate has identified, prior to termination of the Term or (c) for herself or another, hire, attempt to hire, or assist in or facilitate in any way the hiring of any employee of the Company or its affiliate, any employee of any other entity, the employees of which the Company (or any affiliate or subsidiary of the Company) has agreed not to hire or endeavor to hire.  The Company may choose to extend this non-competition period for an additional six (6) months (the “Extended Non-Compete Period”) by giving written notice of such extension to Executive within sixty (60) days of the termination of her Employment and (1) payment to Executive of a lump sum in an amount calculated in the same manner as the Severance Payment in section 10 above, (the “Extended Non-Compete Payment”) at least thirty (30) days prior to the expiration of the Initial Non-Compete Period, regardless of whether the Executive was entitled to the Severance Payment under Section 10 of this Agreement, and (2) providing to Executive for a period equal to the Extended Non-Compete Period continuation of full health benefits at least equal to Executive’s pre-separation benefits, in addition to any continuation of health benefits to which Executive may be entitled under Section 10 of this Agreement, The foregoing shall not prohibit Executive from owning less than five percent (5%) of any public stock.

Because of the Executive’s knowledge of the Company’s business, in the event of the Executive’s actual or threatened breach of the provisions of this Section 10, the Company shall be entitled to, and the Executive hereby consents to, the Company seeking an injunction restraining the Executive from any of the foregoing.  However, nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive.  The Executive agrees that the provisions of this Section 12 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in this Section 12 shall be deemed to be invalid or unenforceable by reason of the extent, duration of geographic scope thereof, then the Company shall have the right to reduce such extent, duration, geographic scope of other provisions thereof, and in their reduced form such restrictions shall then be enforceable in the manner contemplated hereby.

For purposes of this Section 12, “Business of the Company” shall mean the provision of hardware or services which provide for the remote management and tracking of any asset category that is currently being tracked by the Company as of the termination of the Term.

For the purposes of this Section 12, “affiliate” shall mean TankLink.

13.
Section 409A.  The Company and the Executive hereby agree that, in the event any provision in this Agreement is deemed to be inconsistent with the requirements of Section 409A of the Code, including the timing of any payment, they will work together to amend or interpret this Agreement such that it complies with Section 409A of the Code; provided, however, that neither the Company nor the Executive shall be required to agree to any amendment causing it to incur substantial costs or forego substantial benefits.  Although the payments and benefits provided under the Agreement are intended to be exempt from, or to comply with, Section 409A of the Code, the Company shall not be liable for any additional tax, interest or penalty the Executive incurs as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A.

14.
Capacity.  The Executive represents and warrants to the Company that she is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by her of her obligations hereunder.

15.
Withholding.  The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law, as determined by the Company in its reasonable judgment.

16.
Indemnification.  To the greatest extent permitted by applicable law and the Company’s Articles and Bylaws, and in a manner consistent with any procedures required by applicable law, the Corporation shall, during and following the termination of the Executive’s employment by the Company, indemnify and hold the Executive harmless from and against any liability (including, without limitation, reasonable costs and attorneys’ fees, which shall be paid directly by the Company, incurred by the Executive in any claim, action, suit, or proceeding instituted or brought against the Executive as a result of or arising out of service by the Executive as an officer, director or employee of the Company, or of any other corporation or other entity at the request or direction of the Company.  In connection with the foregoing, Executive will be covered by any liability insurance policy(ies) that protect other officers of the Company.

17.
Waiver.  No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party's rights, powers and remedies under this Agreement.

18.
Notice.  Any and all notices referred to herein shall be sufficient if furnished in writing and delivered by hand or by overnight delivery service maintaining records of receipt, to the respective parties at the following addresses:

If to the Company:	c/o Telular Corporation
311 South Wacker Drive
Suite 4300
Chicago, IL 60606
Attention: Chief Executive Officer

If to the Executive:	Dr. Homaira Akbari
1177 22nd Street N.W. Apt. 2M Washington, DC 20037

or to such other address or addresses as either party may from time to time designate by notice given as aforesaid.  Notices shall be effective when delivered.

19.
Arbitration.  Except for the enforcement by the Company of its rights to seek injunctive relief under Sections 7, 8 and 12, all disputes arising under or in connection with this Agreement shall be submitted to arbitration in Chicago, Illinois under the Commercial Arbitration Rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon the parties.  Judgment upon the award rendered may be entered and enforced in any court having jurisdiction.

20.
Assignability.  The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of the Company.  The Executive may not assign her rights or obligations hereunder without the express written consent of the Company.

21.
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illlinois, excluding any conflicts or choice of law rules that might otherwise refer construction or interpretation of this Agreement to the laws of another jurisdiction.

22.
Completeness.  Except for the terms of the compensation and benefit plans in which the Executive participates, this Agreement (a) sets forth all, and are intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof, and (b) supersedes all prior agreements and communications, whether written or oral, between the Executive and the Company.  This Agreement shall not be modified except by written agreement between the Executive and the Company.

23.
Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

24.
Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

25.
Headings; Construction.  Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.  As used herein, unless the context otherwise requires, the single shall include the plural and vice versa, words of any gender shall include words of any other gender, and “or” is used in the inclusive sense.

26.
Survival of Terms.  If this Agreement is terminated for any reason, the provisions of Sections 7, 8, 12, 13 and 16 through 26 shall survive and the Executive and the Company shall continue to be bound by the terms thereof to the extent provided therein.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Telular Corporation

/s/ Dr. Homaira Akbari	By:	/s/ Joseph A. Beatty
Dr. Homaira Akbari		Joseph A. Beatty CEO

Agreed to this 3rd day of December, 2011. SkyBitz, Inc. By /s/ Joseph A. Beatty 2/1/2012 Joseph A. Beatty CEO

Exhibit A

GENERAL RELEASE OF CLAIMS

In consideration of the benefit that I am entitled to receive under Section 10 of the Employment Agreement between SkyBitz, Incorporated (the “Company”) and the undersigned Dr. Homaira Akbari (the “Agreement”), the undersigned, on behalf of myself and my heirs, successors and assigns, hereby release and agree not to sue the Company and its subsidiaries and directors, officers, principals, employees, agents, insurers and affiliates of any of them with respect to any and all claims, whether at law or in equity, and whether known or unknown, related to my employment or termination of employment with Company and its subsidiaries and its and their predecessors (collectively, "Claims").  Such Claims include, without limitation, any claims under any applicable laws, statutes or regulations; claims for discrimination on the basis of race, sex, age, national origin, religion, sexual preference, disability or claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Virginia Human Rights Act, the Fairfax County Human Rights Ordinance; any claims under common law, such as contract or tort claims; and any claims for reinstatement or rehire by Company or claims for compensation or benefits other than those set forth in Section 6 of the Agreement.   Notwithstanding the forgoing, the above release specifically excludes: (i) any claims that may arise out of events taking place after the Effective Date of the Agreement and (ii) any claims against Company for breach of its obligations under the Agreement.

I acknowledge and agree that:

1.	The benefits I am receiving under the Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

2.	The Company advised me in writing to consult with an attorney prior to executing this Release.

3.	I was given a period of at least 21 days within which to consider this Release.

4.	The Company has advised me of my statutory right to revoke my acceptance of the terms of this Release at any time within seven (7) days of my signing of this Release.

If I decide to exercise my right to revoke this Release, I acknowledge and agree that I shall notify the Company in writing of my intent to revoke my agreement to this Release and shall fax my notification to the Secretary of the Company.  I acknowledge that if I revoke this Release, I will not be entitled to the benefits under the Agreement.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement this ____ day of __________, 20__.

_______________________________ Dr. Homaira Akbari

           Witnessed by _______________ on this _____ day of ____________, 20__.

_______________________________